Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT, dated as of March 3, 2003, by and between Vista Medical Technologies, Inc. (the “Company”) and the parties listed on Exhibit A hereto (each, a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, simultaneously with the execution and delivery of this Agreement, pursuant to a Preferred Stock Purchase Agreement dated the date hereof (the “Purchase Agreement”) the Purchasers have committed to purchase up to 1,000,000 shares of the Company’s Series A Preferred Stock (the “Preferred Shares”); and

WHEREAS, the Company desires to grant to the Purchasers the registration rights set forth herein with respect to the Preferred Shares.

NOW, THEREFORE, the parties hereto mutually agree as follows:

Section 1.                                            Registrable Securities.  As used herein the term “Registrable Securities” means the shares of the Company’s Common Stock issuable upon conversion of the Preferred Shares.  Such shares shall be considered Registrable Securities until (i) all such shares have been disposed of pursuant to the Registration Statement, (ii) all such shares have been sold under circumstances under which all of the applicable conditions of Rule 144 (or any similar provision then in force) (“Rule 144”) under the Securities Act of 1933, as amended (the “Securities Act”) are met, (iii) all such shares have been otherwise transferred to persons who may trade such shares without restriction under the Securities Act, and the Company has delivered a new certificate or other evidence of ownership for such shares not bearing a restrictive legend, or (iv) such time as, in the opinion of counsel to the Company, all such shares may be sold without any time, volume or manner limitations pursuant to Rule 144(k) (or any similar provision then in effect) under the Securities Act.  In the event of any merger, reorganization, consolidation, recapitalization or other change in corporate structure affecting the Company’s Common Stock, such adjustment shall be deemed to be made in the definition of “Registrable Securities” as is appropriate in order to prevent any dilution or enlargement of the rights granted pursuant to this Agreement.

Section 2.                                            Restrictions on Transfer.  The Purchasers acknowledge and understand that in the absence of an effective Registration Statement authorizing the resale of the Registrable Securities as provided herein, the Registrable Securities are “restricted securities” as defined in Rule 144.  The Purchasers understand that no disposition or transfer of the Registrable Securities may be made by a Purchaser in the absence of (i) an opinion of counsel in form and substance reasonably satisfactory to the Company, that such transfer may be made without registration under the Securities Act or (ii) such registration.

With a view to making available to the Purchasers the benefits of Rule 144, the Company agrees to:

(a)                                  comply with the provisions of paragraph (c)(1) of Rule 144; and

(b)                                 file with the Securities and Exchange Commission (“SEC”) in a timely manner all reports and other documents required to be filed by the Company pursuant to Section 13 or 15(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and, if at any time it is not required to file such reports but in the past had been required to or did file such reports, it will, upon the request of a Purchaser, make available other information as required by, and so long as necessary to permit sales of, its Registrable Securities pursuant to Rule 144.

Section 3.                                            Registration Rights With Respect to the Securities.

(a)                                  The Company agrees that, by the earlier of (i) within thirty (30) days following receipt of a Purchaser Request (as defined below) or (ii) within four hundred (400) days after the initial issuance of any Preferred Shares (as applicable, the “Filing Deadline”), it will prepare and file with the SEC, a registration statement (on Form S-3 and/or S-1, or other appropriate form of registration statement) under the Securities Act (the “Registration Statement”), at the sole expense of the Company (except as provided in Section 3(d) hereof), in respect of a Purchaser(s), so as to permit a public offering and resale of the Registrable Securities under the Securities Act by such Purchaser(s).  For purposes hereof, a “Purchaser Request” means a written request to the Company, by Purchasers holding at least 50% of the then-outstanding shares of Registrable Securities, requesting that the Company effect a registration of Registrable Securities pursuant to the terms of this Agreement.  A Purchaser Request may only be delivered after September 30, 2003 if at least 36.8% of the Preferred Shares (as adjusted for stock splits, stock dividends, recapitalizations and the like) have been converted to Common Stock of the Company; provided however, that a Purchaser Request may not be made if the Company has disposed of its OEM endoscopic and 3D business lines.

(b)                                 The Company shall cause the Registration Statement to become effective within sixty (60) days of the applicable Filing Deadline (as applicable, the “Effectiveness Deadline”).

(c)                                  The Company will maintain the Registration Statement (or post-effective amendment filed under this Section 3) effective under the Securities Act until the earliest of (i) the date that all shares of Registrable Securities registered on such Registration Statement have been sold or otherwise disposed of pursuant to the Registration Statement, (ii) the date all shares of Registrable Securities may be sold under the provisions of Rule 144 without limitation as to volume, (iii) the date all shares of Registrable Securities have been otherwise transferred to persons who may trade such shares without restriction under the Securities Act, and the Company has delivered a new certificate or other evidence of ownership for such securities not bearing a restrictive legend, or (iv) the date all shares of Registrable Securities may be sold without any time, volume or manner limitations pursuant to Rule 144(k) or any similar provision then in effect under the Securities Act (the “Effectiveness Period”).

(d)                                 If (a) any Registration Statement is not filed on or prior to the Filing Deadline, or (b) after a Registration Statement is filed with and declared effective by the SEC, such Registration Statement ceases to be effective as to all Registrable Securities to which it is required (pursuant to the provisions hereof) to relate at any time prior to the expiration of the Effectiveness Period without being succeeded within fifteen days by an amendment to such Registration Statement or by a subsequent Registration Statement filed with and declared effective by the SEC, or (c) any Registration Statement is not declared effective by the SEC on or prior to the applicable Effectiveness Deadline (any such failure or breach being referred to as a “Registration Event”), then in addition to any other rights available to the Purchasers of the Preferred Shares: (x) on the date triggering each such Registration Event, the Company shall pay to each Purchaser an amount in cash, as liquidated damages and not as a penalty, equal to 1% of the aggregate purchase price paid by such Purchaser for such Purchaser’s Preferred Shares; and (y) on each monthly anniversary of the date triggering each such Registration Event (if the Registration Event shall not have been cured by such date) until the applicable Registration Event is cured, the Company shall pay to each Purchaser an amount in cash, as liquidated damages and not as a penalty, equal to 1% of the aggregate purchase price paid by such Purchaser for such Purchaser’s Preferred Shares.  If the Company fails to pay any liquidated damages pursuant to this Section in full within seven days after the date payable, the Company will pay interest thereon at a rate of 7% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Purchaser, accruing daily from the date such liquidated damages are due until such amounts, plus all interest thereon, are paid in full.  The liquidated damages pursuant to the terms hereof shall apply on a pro-rata basis for any portion of a month prior to the cure of a Registration Event.

(e)                                  All fees, disbursements and out-of-pocket expenses and costs incurred by the Company in connection with the preparation and filing of the Registration Statement under subparagraph 3(a) and in complying with applicable securities and blue sky laws (including, without limitation, all attorneys’ fees of the Company) shall be borne by the Company.  The Purchasers shall bear the cost of underwriting and/or brokerage discounts, fees and commissions, if any, applicable to the Registrable Securities being registered and the fees and expenses of Purchasers’ counsel.  The Purchasers and their counsel shall have a reasonable period, not to exceed three (3) business days, to review the proposed Registration Statement or any amendment thereto, prior to filing with the SEC, and the Company shall provide the Purchasers with copies of any comment letters received from the SEC with respect thereto within two (2) business days of receipt thereof.  The Company shall make reasonably available for inspection by Purchasers participating in any such registration, any underwriter participating in any disposition pursuant to the Registration Statement, and any attorney, accountant or other agent retained by the participating Purchasers or any such underwriter all relevant financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries, and cause the Company’s officers, directors and employees to supply all information reasonably requested by such Purchasers or any such underwriter, attorney, accountant or agent in connection with the Registration Statement, in each case, as is customary for similar due diligence examinations; provided, however, that all records, information and documents that are designated in writing by the Company, in good faith, as confidential, proprietary or containing any material non-public information shall be kept confidential by the Purchasers and any such underwriter, attorney, accountant or agent (pursuant to an appropriate confidentiality agreement in the case of the Purchasers, underwriter, attorney, accountant or agent), unless such disclosure is made pursuant to judicial process in a court proceeding (after first giving the Company an opportunity promptly to seek a protective order or otherwise limit the scope of the information sought to be disclosed) or is required by law, or such records, information or documents become available to the public generally or through a third party not in violation of an accompanying obligation of confidentiality; and provided further that, if the foregoing inspection and information gathering would otherwise disrupt the Company’s conduct of its business, such inspection and information gathering shall, to the maximum extent possible, be coordinated on behalf of the Purchasers and the other parties entitled thereto by one firm of counsel designed by and on behalf of the majority in interest of Purchasers and other parties.  The Company shall qualify any of the Registrable Securities for sale in such states as the participating Purchasers reasonably designate and shall furnish indemnification in the manner provided in Section 6 hereof.  However, the Company shall not be required to qualify in any state which will require an escrow or other restriction relating to the Company and/or the sellers, or which will require the Company to qualify to do business in such state.  The Company at its expense will supply the participating Purchasers with copies of the Registration Statement and the final prospectus included therein (the “Prospectus”) and other related documents in such quantities as may be reasonably requested by such Purchasers.

(f)                                    Notwithstanding anything to the contrary contained herein, the Company shall not be required by this Section 3 to include the Purchasers’ Registrable Securities in any Registration Statement if, in the opinion of counsel for both the Purchasers and the Company (or, should they not agree, in the opinion of another counsel experienced in securities law matters acceptable to counsel for the Purchasers and the Company) the proposed offering or other transfer as to which such registration is requested is exempt from applicable federal and state securities laws and would result in all purchasers or transferees obtaining securities which are not “restricted securities”, as defined in Rule 144 under the Securities Act.

If at any time or from time to time after the effective date of the Registration Statement, the Company notifies the Purchasers in writing of the existence of a Potential Material Event (as defined in Section 3(g) below), the Purchasers shall not offer or sell any Registrable Securities or engage in any other transaction involving or relating to Registrable Securities, from the time of the giving of notice with respect to a Potential Material Event until the Purchasers receive written notice from the Company (to be delivered by the Company as soon as reasonably practicable) that such Potential Material Event either has been disclosed to the public or no longer constitutes a Potential Material Event (a “Suspension Period”).  The Company may invoke a Suspension Period only for a reasonable period of time not to exceed 45 days (or such earlier time as such Potential Material Event is consummated or no longer proposed or the applicable material information has been made public).  There shall not be more than two Suspension Periods declared by the Company.

(g)                                 “Potential Material Event” means any of the following: (i) the possession by the Company of material information that is not ripe for disclosure in a registration statement, yet would be required to appear in a registration statement, as determined in good faith by the Audit Committee of the Company; (ii) the possession by the Company of material information, disclosure of which information in the Registration Statement would be detrimental to the business and affairs of the Company; or (iii) any material engagement or activity by the Company which would, in the good faith determination of the Audit Committee of the Company, be adversely affected by disclosure in a registration statement at such time, which determination shall be accompanied by a good faith determination by the Chief Executive Officer, Chief Financial Officer and the Audit Committee of the Board of Directors of the Company that the Registration Statement would be materially misleading absent the inclusion of such information.

Section 4.                                            Cooperation with Company.  The Purchasers will cooperate with the Company in all respects in connection with this Agreement, including timely supplying all information reasonably requested by the Company (which shall include all information regarding the Purchasers and proposed manner of sale of the Registrable Securities required to be disclosed in the Registration Statement) and executing and returning all documents reasonably requested in connection with the registration and sale of the Registrable Securities and entering into and performing its obligations under any underwriting agreement, if the offering is an underwritten offering, in usual and customary form, with the managing underwriter or underwriters of such underwritten offering. The participating Purchasers shall consent to be named as an underwriter in the Registration Statement.  The Purchasers acknowledge that in accordance with current SEC policy, the participating Purchasers will be named as the underwriter of the Registrable Securities in the Registration Statement.

Section 5.                                            Registration Procedures.  If and whenever the Company is required by any of the provisions of this Agreement to effect the registration of any of the Registrable Securities under the Securities Act, the Company shall (except as otherwise provided in this Agreement), as expeditiously as possible, subject to the Purchasers’ assistance and cooperation as reasonably required:

(a)                                  prepare and file with the SEC such amendments and supplements to the Registration Statement and the Prospectus as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities covered by such registration statement whenever the Purchasers of such Registrable Securities shall desire to sell or otherwise dispose of the same (including prospectus supplements with respect to the sales of securities from time to time in connection with a registration statement pursuant to Rule 415 promulgated under the Securities Act) and (ii) take all lawful action such that each of (A) the Registration Statement and any amendment thereto does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (B) the Prospectus, and any amendment or supplement thereto, does not at any time during the Effectiveness Period include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(b)                                 prior to the filing with the SEC of any Registration Statement (including any amendments thereto) and the distribution or delivery of the Prospectus (including any supplements thereto), provide draft copies thereof to the participating Purchasers and reflect in such documents all such comments as the participating Purchasers (and their counsel) reasonably may propose and (ii) furnish to the Purchasers such numbers of copies of the Prospectus including a preliminary prospectus or any amendment or supplement to the Prospectus, as applicable, in conformity with the requirements of the Securities Act, and such other documents, as the Purchaser may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities;

(c)                                  register and qualify the Registrable Securities covered by the Registration Statement under the applicable blue sky laws (subject to the limitations set forth in Section 3(c) above), and do any and all other acts and things which may be reasonably necessary or advisable to enable the Purchasers to consummate the public sale or other disposition in such jurisdiction of the Registrable Securities, except that the Company shall not for any such purpose be required to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified;

(d)                                 list such Registrable Securities on the market or exchange on which the Common Stock of the Company is then listed, if the listing of such Registrable Securities is then permitted under the rules of such market or exchange;

(e)                                  notify the Purchasers at any time when  the Prospectus is required to be delivered under the Securities Act, of the happening of any event of which it has knowledge as a result of which the Prospectus, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of  the circumstances then existing, and the Company shall prepare and file a curative amendment or curative supplement under Section 5(a) as quickly as commercially possible and the period beginning on the date of notice until the curative amendment is effective or curative supplement is provided to the Purchasers shall be deemed a Suspension Period;

(f)                                    as promptly as practicable after becoming aware of such event, notify the participating Purchasers who hold Registrable Securities being sold (or, in the event of an underwritten offering, the managing underwriters) of the issuance by the SEC or any state authority of any stop order or other suspension of the effectiveness of the Registration Statement at the earliest possible time and take all lawful action to effect the withdrawal, rescission or removal of such stop order or other suspension;

(g)                                 take all such other lawful actions reasonably necessary to expedite and facilitate the disposition by the Purchasers of their Registrable Securities in accordance with the intended methods therefor provided in the Prospectus which are customary for issuers to perform under the circumstances;

(h)                                 in the event of an underwritten offering, promptly include or incorporate in a prospectus supplement or post-effective amendment to the Registration Statement such information as the managing underwriters reasonably agree should be included therein and to which the Company does not reasonably object and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after it is notified of the matters to be included or incorporated in such prospectus supplement or post-effective amendment; and

(i)                                     maintain a transfer agent for its Common Stock.

Section 6.                                            Indemnification.

(a)                                  The Company agrees to indemnify and hold harmless the Purchasers and each person, if any, who controls the Purchasers within the meaning of the Securities Act (“Distributing Purchaser”) against any losses, claims, damages or liabilities, joint or several (which shall, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense and investigation and all reasonable attorneys’ fees), to which the Distributing Purchaser may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, or any related preliminary prospectus, the Prospectus or amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration  Statement, preliminary prospectus, the Prospectus or amendment  or supplement thereto in reliance upon, and in conformity with, written information furnished to the Company by the Distributing Purchaser specifically for use in the preparation thereof. This Section 6(a) shall not inure to the benefit of any Distributing Purchaser with respect to any person asserting such loss, claim, damage or liability who purchased the Registrable Securities which are the subject thereof if the Distributing Purchaser failed to send or give (in violation of the Securities Act or the rules and regulations promulgated thereunder) a copy of the Prospectus to such person at or prior to the written confirmation to such person of the sale of such Registrable Securities, where the Distributing Purchaser was obligated to do so under the Securities Act or the rules and regulations promulgated thereunder.  This indemnity agreement will be in addition to any liability which the Company may otherwise have.

(b)                                 Each Distributing Purchaser agrees that it will indemnify and hold harmless the Company, and each officer, director of the Company or person, if any, who controls the Company within the meaning of the Securities Act, against any losses, claims, damages or liabilities (which shall, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense and investigation and all reasonable attorneys’ fees) to which the Company or any such officer, director or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, or any related preliminary prospectus, the Prospectus or amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but in each case only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, preliminary prospectus, the Prospectus or amendment or supplement thereto in reliance upon, and in conformity with, written information furnished to the Company by such Distributing Purchaser specifically for use in the preparation thereof. This indemnity agreement will be in addition to any liability which the Distributing Purchaser may otherwise have.

(c)                                  Promptly after receipt by an indemnified party under this Section 6 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 6, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party except to the extent of actual prejudice demonstrated by the indemnifying party.  In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, assume the defense thereof, subject to the provisions herein stated and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 6 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless the indemnifying party shall not pursue the action to its final conclusion.  The indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the indemnifying party if the indemnifying party has assumed the defense of the action with counsel reasonably satisfactory to the indemnified party; provided that if the indemnified party is the Distributing Purchaser, the fees and expenses of such counsel shall be at the expense of the indemnifying party if (i) the employment of such counsel has been specifically authorized in writing by the indemnifying party, or (ii) the named parties to any such action (including any impleaded parties) include both the Distributing Purchaser and the indemnifying party and the Distributing Purchaser shall have been advised by such counsel that there may be one or more legal defenses available to the indemnifying party different from or in conflict with any legal defenses which may be available to the Distributing Purchaser (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of the Distributing Purchaser, it being understood, however, that the indemnifying party shall, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable only for the reasonable fees and expenses of one separate firm of attorneys for the Distributing Purchaser, which firm shall be designated in writing by the Distributing Purchaser and be approved by the indemnifying party).  No settlement of any action against an indemnified party shall be made without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld.

All fees and expenses of the indemnified party (including reasonable costs of defense and investigation in a manner not inconsistent with this Section 6 and all reasonable attorneys’ fees and expenses) shall be paid to the indemnified party, as incurred, within ten (10) business days of written notice thereof to the indemnifying party; provided, that the indemnifying party may require such indemnified party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such indemnified party is not entitled to indemnification hereunder.

Section 7.                                            Contribution.  In order to provide for just and equitable contribution under the Securities Act in any case in which (i) the indemnified party makes a claim for indemnification pursuant to Section 6 hereof but is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that the express provisions of Section 6 hereof provide for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified party, then the Company and the applicable Distributing Purchaser shall contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (which shall, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense and investigation and all reasonable attorneys’ fees), in either such case (after contribution from others) on the basis of relative fault as well as any other relevant equitable considerations.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the applicable Distributing Purchaser on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The Company and the Distributing Purchaser agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 7.  The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

Section 8.                                            Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be delivered as set forth in the Purchase Agreement.

Section 9.                                            Assignment.  Neither this Agreement nor any rights of the Purchasers or the Company hereunder may be assigned by either party to any other person.

Section 10.                                      Counterparts/Facsimile.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when together shall constitute but one and the same instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party.  In lieu of the original, a facsimile transmission or copy of the original shall be as effective and enforceable as the original.

Section 11.                                      Remedies and Severability.  The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.  It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of those that may be hereafter declared invalid, illegal, void or unenforceable.

Section 12.                                      Conflicting Agreements.  The Company shall not enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Purchasers in this Agreement or otherwise prevents the Company from complying with all of its obligations hereunder.

Section 13.                                      Headings.  The headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 14.                                      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made in California by persons domiciled in California and without regard to its principles of conflicts of laws.  The Company and the Purchaser agree to submit themselves to the in personam jurisdiction of the state and federal courts situated within the County of San Diego, California with regard to any controversy arising out of or relating to this Agreement. Any party shall have the right to seek injunctive relief from any court of competent jurisdiction in any case where such relief is available.  Any party shall have the right to seek injunctive relief from any court of competent jurisdiction in any case where such relief is available.  The prevailing party in such injunctive action shall be awarded its costs, including attorney’s fees, from the non-prevailing party.

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[REGISTRATION RIGHTS AGREEMENT SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Registration Rights Agreement to be duly executed as of the date set forth above.

VISTA MEDICAL TECHNOLOGIES, INC.

By:	/s/ John R. Lyon
John R. Lyon, President & CEO

VECTRA PARTNERS, LLC
P.O. Box 675161
Rancho Santa Fe, CA 92067

By:	/s/ Scott Pancoast
Name:	Scott Pancoast
Title:	Manager

SBIC PARTNERS, L.P.
201 Main Street
Suite 2700
Fort Worth, Texas 76102

By:	Forrest Binkley & Brown L.P.,
General Partner

By: Forrest Binkley & Brown Venture Co.,
General Partner

By:	/s/ Nicholas B. Binkley
Nicholas B. Binkley
Office of the President

EXHIBIT A

SCHEDULE OF PURCHASERS

Vectra Partners, LLC

SBIC Partners, L.P.